Exhibit 99.3
Noranda Declares Quarterly Dividend on Common Stock
Franklin, Tennessee – April 24, 2013– Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.04 per share to be paid on May 29, 2013 to shareholders of record as of May 6, 2013. Changes in the Company's financial condition and cash needs could result in future dividends being declared in different amounts, or not at all.

About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Contact Information
Robert Mahoney
Chief Financial Officer
(615) 771-5752
robert.mahoney@noralinc.com

John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com